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Exhibit 10.18

Thomas Caldecot Chubb III
President

                      January 29, 2010

Knowlton J. O'Reilly
139 Riverside Avenue
Riverside, CT 06878

Dear Kayo,

        As a follow up to our discussions, I am pleased to confirm that in connection with your anticipated retirement this year, the Nominating, Compensation & Governance Committee of the Board of Directors of Oxford Industries, Inc. (the "Company") has approved certain amendments to outstanding grants of restricted stock under the Company's Long-Term Stock Incentive Plan, as described below.

        By agreeing to the terms of this letter below, (1) the vesting date set forth in Section 3 of that certain Restricted Stock Agreement, entered into as of March 28, 2008, between you and the Company shall be amended and restated to read, "January 29, 2010", and (2) the vesting date set forth in Section 3 of that certain Restricted Stock Agreement, entered into as of June 16, 2009, between you and the Company shall be amended and restated to read, "January 29, 2010". If you are in agreement with the terms of this letter, I would appreciate you signing below and returning one copy to me.

        The Company and I very much appreciate all your contributions throughout the years.

Sincerely yours,
/s/ THOMAS CALDECOT CHUBB III Thomas Caldecot Chubb III

I hereby agree to the terms and conditions of this letter.

/s/ KNOWLTON J. O'REILLY Knowlton J. O'Reilly

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  Exhibit 10.18